Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Modiv Industrial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class C common stock, $0.001 par value per share:
	—Modiv Industrial, Inc. 2024 Omnibus Incentive Plan	Other(3)	225,957	$14.38	$3,249,261.66	$0.00015310	$497.47
Total Offering Amounts							$497.47
Total Fee Offsets							$0
Net Fee Due							$497.47

(1)
Represents shares of Class C common stock, $0.001 par value per share (“Common Stock”), of Modiv Industrial, Inc. (the “Company”) reserved for issuance under the Company’s 2024 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the outstanding Common Stock.

(2)	Represents the average of the high and the low prices per share of Common Stock of the Company as reported on the New York Stock Exchange on February 26, 2025.
(3)	The registration fee has been computed in accordance with Rule 457(c) and (h) under the Securities Act.